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                                                                    Exhibit 99.1



                    Heller Financial to Redeem All Shares of
          8-1/8% Cumulative Perpetual Senior Preferred Stock, Series A


     Chicago--(April 11, 2001)--Heller Financial, Inc. (NYSE: HF) today announced that all of the 5,000,000 outstanding shares of its 8-1/8% Cumulative Perpetual Senior Preferred Stock, Series A, will be redeemed on May 15, 2001.

     The redemption price will be $25.00 per share, plus accrued and unpaid dividends to the date of redemption payable to holders of record thereof on May 1, 2001. Dividends will cease to accrue on the Redemption Date.

     The Company is sending a notice of redemption and letter of transmittal to registered holders of the shares. EquiServe is the paying agent for the redemption price and may be contacted directly at 781.575.3400.

     Heller Financial, Inc., is a worldwide commercial finance company providing a broad range of sophisticated, collateralized financing solutions. With $20 billion in total assets, Heller offers equipment financing and leasing, sales finance programs, collateral and cash flow-based financing, financing for healthcare companies and financing for commercial real estate. The company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller can be found on the World Wide Web at http://www.hellerfinancial.com.